Exhibit 99.1

For more information:

Renee Sabel
rsabel@frostbank.com
210.220.5416

FOR IMMEDIATE RELEASE
December 21, 2015

CULLEN/FROST BANKERS BOARD NAMES
CHRIS AVERY, CEO AND CHAIRMAN OF JAMES AVERY JEWELRY, A DIRECTOR

SAN ANTONIO-Chris Avery, CEO and chairman of the board of James Avery Jewelry, has been named to the board of directors of Cullen/Frost Bankers, Inc. and Frost Bank.

A Frost customer for more than 40 years, James Avery Jewelry is a family-owned company offering finely crafted jewelry designs, with manufacturing plants in the Texas communities of Hondo, Fredericksburg, Kerrville and Comfort. From humble beginnings in James Avery’s garage, starting with $250 in capital, the corporation has grown to become a widely recognized jewelry brand, with retail locations across the United States.

“I’ve been privileged to be a part of James Avery Jewelry’s growth from artist to entrepreneur to a national presence,” said Cullen/Frost Chairman and CEO Dick Evans. “Chris Avery has been a large part of that expansion. His decision to leave the practice of medicine and come to work for the company his father established in 1954 was a fortunate one. Under Chris’s leadership, James Avery Jewelry has gone from being a very fine small company to a great national retailer. His leadership has made this growth possible.”

Chris Avery has served on the James Avery Craftsman board of directors since 1989. In 1991, he left his profession as chief of anesthesia at Sid Peterson Memorial Hospital in Kerrville to assist in the transition and direction of the family business, with the expectation of returning to his anesthesia practice four or five years later. He has remained with the company in an executive capacity ever since, becoming president and chief operating officer at James Avery in 1991 and later assuming the roles of CEO and chairman of the board in May 2007.

Avery earned a bachelor’s degree in biology from Stephen F. Austin State University in 1976. He received his medical degree from the University of Texas Medical School at San Antonio (now the University of Texas Health Science Center at San Antonio) in 1981. After an internship in orthopedic surgery, he worked as an ER physician in San Antonio and Kerrville. He completed an anesthesia residency at Medical Center Hospital in San Antonio and then began his anesthesia practice in Kerrville. Chris was board certified in anesthesiology in September of 1989 and remains a licensed physician.

Avery is president of the Fredericksburg Hospital Authority board of directors and has served the boards of Hill Country Memorial Hospital in Fredericksburg, Texas and Sid Peterson Hospital in Kerrville, Texas.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $28.3 billion in assets at September 30, 2015. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

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